EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

immediate release

HELEN OF TROY LIMITED REPORTS

RECORD FIRST QUARTER SALES

EL PASO, Texas, Jul. 8– Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record first quarter sales and an earnings increase of 28.9 percent, excluding significant items for the quarter ended May 31, 2008, as described below.

First quarter sales increased 3.4 percent to a record $145,003,000 versus sales of $140,170,000 in the same period of the prior year. First quarter net earnings, which includes several significant items, were $5,558,000, or $0.18 per fully diluted share, compared with $10,117,000 or $.32 per fully diluted share for the same period in the prior year. First quarter net earnings included the following significant items, net of their related income tax benefit or expense:

•      Impairment charge of $7,605,000, or $0.25 per fully diluted share, related to the write down of intangible assets (primarily trademarks), a non-cash item, as discussed last quarter,

•      Bad debt charge for uncollectible accounts receivable of $2,516,000, or $0.08 per fully diluted share, related to a significant customer bankruptcy filing, as discussed last quarter, and

•      Gains on casualty insurance settlements of $2,635,000, or $0.09 per fully diluted share, primarily related to a warehouse fire in Latin America.

Excluding these significant items, non-GAAP earnings were $13,044,000, or $0.42 per fully diluted share, versus $10,117,000 or $0.32 per fully diluted share for the same period in the prior year, an increase in non-GAAP earnings of 28.9 percent. Gross margins for the first quarter were 43.5 percent compared to 42.8 percent in the first quarter of the prior year, an improvement of 0.7 percentage points.

First quarter sales in the Housewares segment increased 15.3 percent to $38,472,000 compared to $33,358,000 for the same period last year, reflecting continued strength in our OXO brands worldwide. Sales in the Personal Care segment decreased slightly to $106,531,000, or 0.3 percent, in the first quarter compared to $106,812,000 for the same period last year, reflecting the continuing difficult retail environment.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s first quarter results, stated “We are very pleased with our record sales for the first quarter. During the period our sales increased in our Housewares Segment and held steady in our Personal Care Segment. Selling, general and administrative expenses were $45,595,000 or 31.4 percent of sales versus $45,717,000 or 32.6 percent of sales for the first quarter of the prior year, an improvement of 1.2 percentage points. Operating income before impairment charges for the first quarter increased to $17,426,000 versus $14,301,000 in the prior year first quarter, an increase of 21.9 percent.

“As of May 31, 2008, Helen of Troy’s balance sheet remained strong, with cash, trading securities, temporary and long-term investments of $97.4 million compared to $59.6 million at the end of the first fiscal quarter of the prior year and stockholders’ equity of $574.4 million, an increase of $46 million from the comparable period last year.  Our inventory level was $149.7 million, a decrease of $6.5 million, or 4.2 percent, from the comparable period last year. The current book value of Helen of Troy’s common shares is approximately $18.52 per fully diluted share.

“EBITDA (Earnings before interest, taxes, depreciation and amortization) before significant items was $22.3 million for the first quarter, versus $18.2 million for the first quarter of the prior year, an increase of 22.7 percent.

“We continue to execute our strategic plan for fiscal year 2009. The economic environment continues to remain challenging. As a major leader in our product categories to our retail partners, we believe we are poised to effectively react to changes in the marketplace as they occur. We stand ready to take advantage of improvements in the future retail environment,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release.  The teleconference begins at 11 a.m. ET today, Tuesday, July 8, 2008.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through August 31, 2008.

Earnings and EBITDA without the impact of significant items, as described above, is a non-GAAP financial measure.  A reconciliation of these measures to the Company’s net earnings is presented at the end of this release.

Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The

Company’s household products include kitchen tools, cutlery, bar and wine accessories, household cleaning tools, tea kettles, trash cans, storage and organization products, gardening tools, kitchen mitts and trivets, barbeque tools, and rechargeable lighting products. The Company’s products are sold  to consumers by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited, Toni & Guy® outside of the Americas, licensed from Mascolo Limited, Bed Head® and  TIGI® in the Americas licensed from MBL/TIGI Products, LP, and Toni&Guy® in the Americas licensed from MBL/TONI&GUY Products, LP. Helen of Troy’s owned brands include OXO®, Good Grips®, Candela®, Brut®, Vitalis®, Final Net®, Ammens®, Condition® 3-in-1, SkinMilk®, Dazey®, Caruso®, Karina®, DCNL®, Nandi®, and Isobel®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, Wigo®, Fusion Tools®,  Belson®, Belson Pro®, Gold ‘N Hot®, Curlmaster®, Profiles®, Comare®, Mega Hot®, and Shear Technology® owned brands to the professional beauty salon industry.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements.  The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements.  The Company cautions readers not to place undue reliance on forward-looking statements.  The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2008 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended May 31,
	2008		2007
Net sales	$145,003	100.0%	$140,170	100.0%
Cost of sales	81,982	56.5%	80,152	57.2%
Gross profit	63,021	43.5%	60,018	42.8%

Selling, general, and administrative expense	45,595	31.4%	45,717	32.6%
Operating income before impairment charges	17,426	12.0%	14,301	10.2%

Impairment charges	7,760	5.4%	-	0.0%
Operating income	9,666	6.7%	14,301	10.2%

Other income (expense):
Interest expense	(3,453)	-2.4%	(4,113)	-2.9%
Other income, net	915	0.6%	1,254	0.9%
Total other income (expense)	(2,538)	-1.8%	(2,859)	-2.0%
Earnings before income taxes	7,128	4.9%	11,442	8.2%

Income tax expense	1,570	1.1%	1,325	0.9%
Net earnings	$5,558	3.8%	$10,117	7.2%

Diluted earnings per share	$0.18		$0.32

Weighted average common shares used in computing diluted earnings per share	31,017		32,035

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	5/31/2008	5/31/2007

Cash, trading securities and temporary investments	$50,334	$59,553

Accounts receivable	114,642	111,500

Inventory	149,724	156,214

Total current assets	338,775	349,381

Long-term investments	47,067	-

Total assets	892,792	902,950

Total current liabilities	95,962	123,071

Total long term liabilities	222,454	251,492

Stockholders’ equity	574,376	528,387

HELEN OF TROY LIMITED AND SUBSIDIARIES

EBITDA

(unaudited)

(in thousands)

		Three Months Ended May 31,
		2008	2007
Net earnings		$5,558	$10,117

Interest income / Expense, net		2,535	3,031

Income tax expense		1,570	1,325

Depreciation and amortization		3,445	3,524

EBITDA (Earnings before interest, taxes, depreciation and amortization)		$13,108	$17,997

EBITDA before impairment charges, share-based compensation, charge to allowance for doubtful accounts and gain on casualty insurance settlements

EBITDA, as calculated above		$13,108	$17,997

Add:	Impairment charges	7,760	-
	Share-based compensation	269	190
	Charge to allowance for doubtful accounts	3,876	-
Less:	Gain on casualty insurance settlements	(2,702)	-

EBITDA before impairment charges, share-based compensation, charge to allowance for doubtful accounts and gain on casualty insurance settlements		$22,311	$18,187

SELECTED OTHER DATA (in thousands, except per share data)

Reconciliation of Net Earnings, as reported to Net Earnings without impact of Significant Items

		For the Three Months Ended May 31,
		2008		2007
			Diluted		Diluted
			EPS		EPS
Net earnings, as reported		$5,558	$0.18	$10,117	$0.32

Add:	Impairment loss, net of related income tax benefit	7,605	0.25	-	-
	Reserve on accounts receivable, net of related income tax benefit	2,516	0.08	-	-

Less:	Gain on casualty insurance settlements, net of related income tax expense	(2,635)	(0.09)	-	-

Earnings, without significant items		$13,044	$0.42	$10,117	$0.32

Weighted average common shares used in computing diluted earnings per share		31,017		32,035

The above tables and the text of the press release report non-GAAP earnings, which excludes specified significant items. Net earnings without the impact of significant items, EBITDA and EBITDA before impairment charges, share-based compensation, charge to allowance for doubtful accounts, and gain on casualty insurance settlement as discussed in the accompanying press release or in the preceding tables may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP based measures presented under our Consolidated Condensed Statements of Income, in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective.  The Company also believes that these non-GAAP measures provided by the Company facilitate a more direct comparison of its performance with its competitors.  The Company further believes that the excluded significant items do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2008